Exhibit 99

                                                           FOR IMMEDIATE RELEASE

CONTACT:

Elliot Konopko
Axsys Technologies, Inc.
(212) 593-7900

                          AXSYS TECHNOLOGIES ANNOUNCES
                          ACQUISITION OF TELETRAC, INC.

      New York, New York, June 2, 1997 - Axsys Technologies, Inc. (NASDAQ: AXYS) announced today that it has acquired Teletrac, Inc. for approximately $7,700,000 in cash and 153,000 shares of Axsys Common Stock.

      Located in Santa Barbara, California, Teletrac designs and manufactures laser-based precision measurement systems and state-of-the-art precision linear (x-y) and rotary positioning servo systems for use in the mass data storage (such as disk drive), semiconductor and flat panel industries. The acquisition of Teletrac expands Axsys' penetration of the high growth semiconductor, flat panel and mass data storage markets, while enhancing the Company's capabilities, principally in linear measurement and positioning systems, to provide higher-level systems and subsystems to its core markets.

      Axsys Technologies designs and manufactures precision optical and positioning components and subsystems for high-performance markets, such as commercial satellites, defense, digital imaging and semiconductor capital equipment. The Company also manufactures and markets interconnect devices and distributes precision ball bearings for use in a variety of industrial, commercial and consumer applications.

      Richard Howitt, a Co-Founder and the President of Teletrac, will join the Board of Directors of Axsys Technologies.

      The Company paid for the cash portion of purchase price from the proceeds of borrowings under its credit agreement. For the year ended January 31, 1997, Teletrac had net sales of approximately $8,000,000 and net income of approximately $940,000.